Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP OF

U-STORE-IT, L.P.

This Certificate of Amendment to the Certificate of Limited Partnership of U-Store-It, L.P. is filed pursuant to Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware.

FIRST:  The name of the limited partnership is U-Store-It, L.P. (the “Limited Partnership”).

SECOND: Article 1 of the Certificate of Limited Partnership is hereby amended to read as follows:

The name of the Limited Partnership is CubeSmart, L.P.

THIRD:  Article 3 of the Certificate of Limited Partnership is hereby amended to read as follows:

The name and address of the general partner of the Limited Partnership is:

Name	Address
CubeSmart	460 E. Swedesford Road
Suite 3000
Wayne, Pennsylvania 19087

IN WITNESS WHEREOF, the undersigned, the sole general partner of the Limited Partnership, has caused this Certificate of Amendment to the Certificate of Limited Partnership to be duly executed, signed and acknowledged this 14th day of September, 2011.

General Partner:
CubeSmart, a Maryland real estate investment trust

/s/ Jeffrey P. Foster
Jeffrey P. Foster, Senior Vice President, Chief Legal Officer and Secretary